UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 27, 2012

BRIGHTCOVE INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35429	20-1579162
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Congress Street, Boston, MA	02210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 882-1880

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2013, Brightcove Inc. (the “Company”) entered into an employment separation agreement with Edward Godin pursuant to which Mr. Godin will resign as Chief People Officer of the Company effective as of December 27, 2012. The employment separation agreement, which supersedes the employment agreement between the Company and Mr. Godin dated August 8, 2011, provides for the following, among other things: (i) separation pay equal to approximately $290,250 plus Mr. Godin’s 2012 annual bonus as determined in accordance with the Company’s annual incentive compensation plan, (ii) payment reflecting the equivalent of 12 months of monthly employer contributions that the Company would have made to Mr. Godin to provide health insurance to him had he remained employed by the Company, (iii) a general release of claims by Mr. Godin in favor of the Company, (iv) the reasonable availability of Mr. Godin during the 30-day period following his separation to assist with transition-related matters, and (v) 25% acceleration of all of Mr. Godin’s outstanding stock options and restricted stock awards, except for the award of restricted stock units granted to Mr. Godin on May 8, 2012, the vesting of which will accelerate by 50%, in each case, in the manner specified in the employment separation agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2013	Brightcove Inc.

	By:	/s/ Christopher Menard
Christopher Menard Chief Financial Officer